EXHIBIT 2.2

MUTUAL TERMINATION OF AGREEMENT AND PLAN OF MERGER,

AND MUTUAL RELEASE

This MUTUAL TERMINATION OF AGREEMENT AND PLAN OF MERGER, AND MUTUAL RELEASE is entered into as the 1st day of September , 2021 (the “Agreement”), by and among Sevenscore Pharmaceuticals, LLC, a Delaware limited liability company (“SevenScore”) and Regnum Corp., a Nevada corporation ( “RGMP”).

WHEREAS, on May 13, 2021, RGMP and SevenScore entered into a certain Agreement and Plan of Merger(the “Merger Agreement”);

WHEREAS, the parties have mutually elected to abandon the proposed merger and to terminate the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereby agree as follows:

1. Termination of Agreement and Plan of Merger. The parties hereto acknowledge and agree that the Merger Agreement has been terminated as of the date first set forth above pursuant to Section 7 thereof.

2. Release. In settlement of all disputes, obligations, commitments, or otherwise between the parties arising out of events occurring on or before the date set forth above (the “Execution Date”), the undersigned and each of its heirs, legal representatives, assigns, officers, directors, stockholders and affiliates (collectively the “Releasors”) releases and discharges any and all claims or demands, of any type or description, whether known or unknown, that have been asserted or could have been asserted against the other parties hereto, and its subsidiaries, and each of their respective officers, directors, agents, stockholders, employees, and affiliates, as of the date below, and all of their respective past, present or future directors, officers, shareholders, agents, trustees, administrators, attorneys, employees and assigns (whether acting as agents for any of them or in their individual capacities) (collectively, the “Releasees”), from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees up to and including the date hereof, including, without limitation, with respect to any and all claims under or pursuant to the Merger Agreement. Releasors further agree to indemnify Releasees to the fullest extent of the law with respect to the releases and discharges given hereunder.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date hereof. This Agreement may not be changed orally. The undersigned individually and on behalf of the Releasors represents and warrants that he has had the opportunity to consult with an attorney before signing this Agreement and that he has had the opportunity to consider the terms of this Agreement. The undersigned further represents and warrants that he has read this Agreement in its entirety, fully understands all of its terms, and voluntarily assents to all terms and conditions contained herein.

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3. Representations and Warranties. Each party hereby represents and warrants that it or he has been represented by independent counsel, or if not represented by independent counsel, that it or he has had the opportunity and was encouraged to engage independent legal counsel and discuss fully the terms of this Agreement with such independent legal counsel, and that he or it has entered into this Agreement voluntarily and of its or his own free will and without any duress.

4. Confidentiality. The parties agree to maintain the confidentiality of terms and contents of this Agreement to the extent permitted by law.

5. No Admission. This Agreement represents a compromise of disputed or potentially disputed claims. Except as expressly provided in this Agreement, each party hereto denies any liability to any other party and intends this Agreement merely to avoid litigation or dispute and buy peace. Nothing contained herein shall constitute any admission as to liability of any kind.

6. Arbitration. In the event of a dispute regarding their performance of any right or obligation under this Agreement, the parties agree that such dispute shall be submitted to the American Arbitration Association (”AAA”) for binding arbitration and which shall conclusively determine the rights and obligation of the parties, The arbitration shall take place in Los Angeles, California an shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. The prevailing party shall be awarded all of its reasonable expenses, costs and attorneys’ fee in connection with the arbitration. Notwithstanding the foregoing, any party to this Agreement may apply to any court of competent jurisdiction for any equitable or injunctive relief to enforce any right or obligation under this Agreement.

7. Entire Agreement. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party. This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

9. Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SEVENSCORE PHARMACEUTICALS, LLC

By:
Name:
Title:

REGNUM CORP.

By:
Name: Anne Kirby
Title:

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